Exhibit 99.1
Contacts:
Harriet Brand
The Princeton Review
(212) 874-8282 Ext. 1091
harrietb@review.com
FOR IMMEDIATE RELEASE
The Princeton Review Announces Resignation of Chief Financial Officer
New York, NY, January 19, 2007 - The Princeton Review (Nasdaq: REVU) today announced that Andrew J. Bonanni, Executive Vice President and Chief Financial Officer, has accepted a role with another firm and has announced his resignation effective January 26, 2007. He will remain with the Company through February 9, 2007 to assist with transition matters.
Stephen Melvin will assume the responsibilities of Chief Financial Officer while the Company conducts its search for Bonanni’s replacement. Melvin served as the Company’s Chief Financial Officer from 1999 to September 2005.
“Andrew has been an extremely valuable member of our executive team, and has helped us transform the finance organization and the Company. We wish him well in his new endeavor,” said John Katzman, Chief Executive Officer. “Thanks, and welcome back to Steve, who has contributed a great deal here and steps in with deep knowledge of our systems and our business.”
About The Princeton Review
The Princeton Review (Nasdaq: REVU) is a pioneer in the world of education. Founded in 1981 and headquartered in New York City, the Company offers private tutoring and classroom and online test preparation to help students improve their scores in college and graduate school admissions tests. The Company’s free website, www.PrincetonReview.com, helps over half of university-bound students research, apply to, prepare for, and learn how to pay for their higher education, and helps hundreds of colleges and universities streamline their admissions and recruiting activities. In addition, The Princeton Review works with school districts around the U.S. to measurably strengthen students’ academic skills by connecting ongoing assessment with professional development and instruction and by providing districts with college and career resources for both students and guidance counselors. The Company also authors more than 200 print and software titles on test preparation, college and graduate school selection and admissions, and related topics.
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